Exhibit 3.1

SNAP INC.

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Snap Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

1.	The name of the Company is Snap Inc.

2.

A Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 21, 2022 (the “Amendment”), and such Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.

The Amendment contained defects that resulted in the Amendment being an inaccurate record of the corporate action to which the Amendment was related; specifically, (i) Section 1 of the Amendment intended to replace the previous qualitative definition of the term “Base Class C Common Stock” with its numerical equivalent and the number included was incorrect; and (ii) Section 2 of the Amendment was inadvertently included and should be removed.

4.	Section 1 of the Amendment is hereby corrected to read as follows:

“Section 1.4 of Article V of the Amended and Restated Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

“1.4 “Base Class C Common Stock” for any Founder means, 107,943,924 shares of Class C Common Stock.””

5.	Section 2 of the Amendment is hereby deleted in its entirety and replaced with “[Reserved]”.

6.	All other provisions of the Amendment remain unchanged.

The Company has caused this Certificate of Correction to be executed by a duly authorized officer of the Company on the date set forth below.

Executed on August 8, 2022

SNAP INC.

By:	/s/ Michael O’Sullivan
Name:	Michael O’Sullivan
Title:	General Counsel and Secretary